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                                                         EXHIBIT 10.5

February 1, 1995



Mr. John J. Lee
Chairman and CEO
72 Cummings Point Road
Stamford, CT  06902

Dear John:

This letter will confirm our understanding regarding UniRock's current and future consulting relationship with Hexcel Corporation.

The current consulting agreement will terminate upon the effective date of Hexcel's Plan of Reorganization. We have received Rob Feinstein's letter and agree to comply with Hexcel's request to pro-rate our $40,000 monthly retainer fee for the month of February to the effective date.

Commencing with the effective date, UniRock agrees to continue to provide consulting services as required by the company. The term of this agreement will be from the effective date until March 31, 1995. For work performed during the month of February, we will receive $30,000 per month, pro-rated for the number of days post the effective date, and for the month of March, $20,000 per month. In addition, we will be reimbursed for all normal out-of-pocket business expenses incurred. If the time expended by UniRock is materially different than the above billing rates would support, then both parties will discuss an equitable adjustment. In addition, we agree that there will not be any contingent payment associated with our work during this period, including the consummation of the sale of the U.S. resin business. You have indicated that you believe UniRock has satisfied the requirements under the existing agreement to earn the $400,000 contingent payment related to the Chandler-Northrop transaction and the sale of the European resins. We understand that Hexcel will support the contingent payment application at the appropriate time.

The scope of our work during the term of the new agreement will respond to the company's requirements that you have described, including the following:

1. Sale of the U.S. resin business (Chatsworth). Progress continues in this effort and we anticipate entering into a comprehensive Letter of Intent in February.

2. Continued supervision of the Chandler/Northrop transaction during the Hold-Back period. We will continue our supervision to ensure that the requisite events occur and that Hexcel receives the full value of the hold-backs provided for under the sale agreement.

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Mr. John J. Lee
February  1, 1995
Page two


3. Composites consolidation strategy. We will work with you and your M&A team in the continued development and implementation of the consolidation strategy for the composites industry.

If the above correctly reflects our understanding, please so indicate below. We look forward to our continued involvement with Hexcel during this important transition period.

Sincerely yours,



Franklin S. Wimer
President

/ck



Agreed and Accepted
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Date
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